Exhibit 99.2

Q:  Can you explain more about the production yield issue Cirrus experienced on a new audio product in March?

A:  Over the past few years, we've become accustomed to very rapid production ramps on new devices – often from very few shipments to millions of units within less than a month.  This is very hard to do with many complex activities occurring simultaneously.  Generally speaking I think we are extremely good at navigating these ramps.  In this case, we recently determined that our production test designed to test a particular function of the audio product was insufficient to guarantee that all products met a particular specification.  Once a more rigorous test was released, we experienced a much greater yield loss during the production ramp than we had previously expected.  While this is unfortunate, our highest priority was ensuring that we did not prevent a successful launch for our customer, and we believe that we have been successful in that regard.  Additionally, a new revision of the device that eliminates this yield issue has been released to our fab partner, and we continue to work to improve the yield of the existing revision.

The accounting charge is composed of inventory that had already been tested before we implemented the more rigorous screen, and thus had the potential not to meet our quality standards, and lower yields on material tested with the more rigorous screen.  Going forward, we expect that there will most likely be a small residual impact to the company's gross margins until the issue can fully be resolved.

The semiconductor industry is inherently an extraordinarily complicated business, and while we strive at all times to have zero issues, from time to time, and despite everyone's best efforts, "stuff happens.”  When it does, I believe the best measures of any company are how rapidly and effectively it responds, how successfully it keeps the customer happy in the process, and how well the organization learns from the event in order to be stronger in the future.   In this case, I believe Cirrus earn high marks in that regard.